                                                                    Exhibit 99.5

________, 2000


Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders, in lieu of an annual meeting, of Finger Lakes Financial Corp. The Special Meeting will be held at _____________________________, at __________ __.m., (local time) on
_______, 2000.

The enclosed Notice of Special Meeting and proxy statement/prospectus describe the formal business to be transacted.

The special meeting is being held so that stockholders will be given an opportunity to elect three directors, to ratify the appointment of KPMG LLP as auditors for Finger Lakes Financial's 2000 fiscal year and to consider and vote upon a plan of conversion and reorganization under which Finger Lakes Financial Corp., MHC, our mutual holding company parent will convert to stock form and a new Delaware company, Finger Lakes Bancorp, Inc. would replace Finger Lakes Financial as the holding company for Savings Bank of the Finger Lakes. Shareholders of Finger Lakes Financial would become shareholders in the new company.

The Board of Directors of Finger Lakes Financial has determined that the matters to be considered at the special meeting are in the best interest of the Finger Lakes Financial and its stockholders. For the reasons set forth in the proxy statement/prospectus, the Board of Directors unanimously recommends a vote "FOR" each matter to be considered.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible even if you currently plan to attend the Special Meeting. Your vote is important, regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.


Sincerely,



G. Thomas Bowers
President and Chief Executive Officer

                          Finger Lakes Financial Corp.
                               470 Exchange Street
                             Geneva, New York 14456
                                 (315) 789-3838

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           To Be Held On ______, 2000

     Notice is hereby given that the Special Meeting of Stockholders, in lieu of an annual meeting, ("Meeting') of Finger Lakes Financial Corp. will be held at _________________, on _______, 2000 at _____ __.m., local time. Finger Lakes
Financial owns 100% of the common stock of Savings Bank of the Finger Lakes, FSB and is majority- owned by Finger Lakes Financial Corporation, MHC.

     A proxy statment/prospectus and proxy card and a for the Special Meeting are enclosed.

     The Special Meeting is for the purpose of considering and acting upon:

     1.   The election of three directors of Finger Lakes Financial;

     2. The ratification of the appointment of KPMG LLP as auditors for Finger Lakes Financial for the fiscal year ended December 31, 2000;

     3. A plan of conversion and reorganization (the "Plan") and transactions incident to the Plan, under which (i) Savings Bank of the Finger Lakes will establish Finger Lakes Bancorp, Inc. as a first-tier Delaware chartered corporation subsidiary; (ii) Finger Lakes Bancorp, Inc. will charter an interim federal association ("Interim"); (iii) Finger Lakes Financial Corp., MHC will merge with and into Finger Lakes Financial, Corp. shares of the common stock of Finger Lakes Financial ("common stock") held by Finger Lakes Financial Corp., MHC will be canceled and certain depositors of Savings Bank of the Finger Lakes will receive an interest in a liquidation account of Finger Lakes Financial in exchange for such depositors' interest in Finger Lakes Financial Corp., MHC ; (iv) Finger Lakes Financial will convert into an interim federal savings association which will merge with and into Savings Bank of the Finger Lakes (the "mid-tier merger") with Savings Bank of the Finger Lakes as the resulting entity and stockholders of Finger Lakes Financial other than Finger Lakes Financial Corp., MHC ("Minority Stockholders") will constructively receive shares of Savings Bank of the Finger Lakes' common stock in exchange for their common stock and certain depositors will receive an interest in a liquidation account of Savings Bank of the Finger Lakes in exchange for such depositors' interest in Finger Lakes Financial; (v) contemporaneously with the mid-tier merger, Interim will merge with and into Savings Bank of the Finger Lakes with Savings Bank of the Finger Lakes as the surviving entity (the "bank merger") and Minority Stockholders will exchange the shares of Savings Bank of the Finger Lakes' common stock that they constructively received in the mid-tier merger for Finger Lakes Bancorp's common stock pursuant to an "exchange ratio;" and (vi) contemporaneously with the bank merger, Finger Lakes Bancorp will offer for sale shares of common stock in a subscription offering and community offering; and

such other matters as may properly come before the Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Meeting.

     Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which by original or later adjournment the Meeting may be adjourned. Stockholders of record at the close of business on _______, 2000 are the stockholders entitled to vote at the Meeting, and any adjournments thereof.

     EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF FINGER LAKES FINANCIAL A WRITTEN REVOCATION OR A DULY EXECUTED

PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE PERSONALLY AT THE MEETING.

                                         By Order of the Board of Directors



                                         Terry L. Hammond
                                         Secretary


Geneva, New York
_______, 2000

--------------------------------------------------------------------------------
IMPORTANT: A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
--------------------------------------------------------------------------------

                           PROXY STATEMENT/PROSPECTUS
                                       of
                          FINGER LAKES FINANCIAL CORP.
                               470 Exchange Street
                             Geneva, New York 14456
                                 (315) 789-3838


--------------------------------------------------------------------------------
                         SPECIAL MEETING OF STOCKHOLDERS
                                  _______, 2000
--------------------------------------------------------------------------------

     This proxy statement/prospectus is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Finger Lakes Financial Corp. to be used at the Special Meeting of Stockholders, in lieu of an annual meeting, of Finger Lakes Financial (the "Meeting"), which will be held at _________________________, _________ on _________, 2000 at _____ __.m., local time, and all adjournments thereof. The accompanying Notice of Special Meeting of Stockholders and this proxy statement/prospectus are first being mailed to stockholders on or about _______, 2000.

--------------------------------------------------------------------------------
                              REVOCATION OF PROXIES
--------------------------------------------------------------------------------

     Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of Finger Lakes Financial Corp. will be voted in accordance with the directions given thereon. Please sign and return you Proxy to Finger Lakes Financial Corp. in order for your vote to be counted. Where no instructions are indicated, proxies will be voted "FOR" the proposals set forth in this proxy statement/prospectus for consideration at the Meeting.

     Proxies may be revoked by sending written notice of revocation to the Secretary of Finger Lakes Financial Corp., Terry L. Hammond, at the address of Finger Lakes Financial Corp. shown above, or by filing a duly executed proxy bearing a later date. The presence at the Meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Meeting or delivers a written revocation to the Secretary of Finger Lakes Financial Corp. prior to the voting of such proxy.

--------------------------------------------------------------------------------
                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
--------------------------------------------------------------------------------

     Holders of record of Finger Lakes Financial Corp. common stock ("common stock") at the close of business on _______, 2000 (the "Voting Record Date") are entitled to one vote for each share held . As of the Voting Record Date, there were __________ shares of common stock issued and outstanding, 2,389,948 of which were held by Finger Lakes Financial Corporation, M.H.C. and ___________ of which were held by stockholders other than Finger Lakes Financial Corp., MHC ("Minority Stockholders"). The presence in person or by proxy of at least a majority of the issued and outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Meeting.

     Pursuant to Office of Thrift Supervision ("OTS") regulations and the Plan, consummation of the conversion is conditioned upon the approval of the Plan by the OTS and by a majority of the total votes eligible to be cast by members of Finger Lakes Financial Corp., MHC . In addition, the transactions incident to the Conversion and the Plan must be approved by at least two-thirds of the outstanding shares of common stock, and a majority of votes cast by stockholders other than Finger Lakes Financial Corp., MHC at the Meeting. With respect to the required affirmative vote of at least two-thirds of the outstanding shares of common stock, abstentions and broker non-votes will have the effect of a vote against the Plan. With respect to the required affirmative vote by a majority of votes cast by stockholders other than Finger Lakes Financial Corp., MHC, abstentions and broker non-votes will be considered as shares not voted.

     As of ________, ____, the Finger Lakes Financial Corp., MHC held 2,389,948 shares or 66.9% of the outstanding shares of common stock, and management believes that all such shares will be voted to approve the Plan.

     Persons and groups who beneficially own in excess of five percent of the Mid Tier Common Stock are required to file certain reports with the Securities and Exchange Commission ("SEC") regarding such ownership pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). The following table sets forth, as of the Record Date, the shares of common stock beneficially owned by named executive officers individually, by executive officers and directors as a group and by each person who was the beneficial owner of more than five percent of Finger Lakes Financial Corp.'s outstanding shares of common stock on the Record Date. The shares of Common Stock beneficially owned by directors individually are listed under Proposal I--Election of Directors.


                                                        Amount of Shares                   Percent of Shares
             Name and Address of                        Owned and Nature                    of Common Stock
              Beneficial Owner                     of Beneficial Ownership(1)             Outstanding (1) (2)
              ----------------                     --------------------------             -------------------
Finger Lakes Financial Corporation, M.H.C.                     2,389,948                           66.9%
470 Exchange Street
Geneva, New York 14456

Named Executive Officers:
     G. Thomas Bowers(3)                                               85,865                     2.4%
     Michael J. Hanna(4)                                                  200                     0.0%
     Chris M. Hansen(5)                                                 9,083                     0.3%
     Richard J. Harrison                                                7,158                     0.2%
     James E. Hunter                                                    3,008                     0.1%
     Ronald C. Long(6)                                                  8,640                     0.2%
     Bernard G. Lynch                                                   7,250                     0.2%
     Arthur W. Pearce                                                   5,000                     0.1%
     Joan C. Rogers                                                     5,100                     0.1%
     Terry L. Hammond(7)                                               27,145                     0.8%
     Thomas A. Mayfield(8)                                             21,702                     0.6%
     Leslie J. Zornow(9)                                                9,067                     0.3%

     All directors and executive officers
     as a group (12 persons)                                          189,218                    16.0%


------------------------------
     (1)  Based on 3,570,000 shares outstanding.

     (2) Based on 1,180,052 shares held by persons other than Finger Lakes Financial Corp., MHC.

     (3) Includes (i) 4,000 shares owned by Mr. Bowers' wife; (ii) 3,790 shares held in the 401(k) plan for Mr. Bowers' account; (iii) presently exercisable options to purchase 17,700 shares; and (iv) 4,094 shares held in the ESOP for Mr. Bowers' account, as to which shares he only indirect voting power only. See "Executive Compensation" below.

     (4)  Shares held jointly by Mr. Hanna and his daughter.

     (5) Includes 3,980 shares held in a benefit plan of C.M. Hansen Farms, Inc., of which Mr. Hansen is a trustee and beneficiary.

     (6)  Included 1,289 shares owned by Mr. Long's wife.

     (7) Includes (i) 8,421 shares held in the 401(k) Plan for Mr. Hammond's account, as to which shares he has investment power only; (ii) 333 shares which will vest within 60 days under the 1996 Management Recognition Plan; (iii) presently exercisable options to purchase

     12,320 shares; and (iv) 4,650 shares held in the ESOP for Mr. Hammond's account, as to which shares he had indirect voting power only. See "Executive Compensation" below.

(8) Includes (i) 2,085 shares held in the 401(k) Plan for Mr. Mayfield's account, as to which shares he has investment power only; (ii) 333 shares which will vest within 60 days under the 1996 Management Recognition Plan;
     (iii) presently exercisable options to purchase 11,160 shares; and (iv) 1,389 shares held in the ESOP for Mr. Mayfield's account, as to which shares he has indirect voting power only. See "Executive Compensation" below.

(9) Includes (i) 185 shares held in the 401(k) Plan for Ms. Zornow's account, as to which shares she has investment power only; (ii) 200 shares which will vest within 60 days under the 1996 Management Recognition Plan; (iii) presently exercisable options to purchase 5,340 shares; and (iv) 1,442 shares held in the ESOP for Ms. Zornow's account, as to which shares she has indirect voting power only. See "Executive Compensation" below.

--------------------------------------------------------------------------------
                        PROPOSAL I--ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

     Finger Lakes Financial's Board of Directors is currently composed of ten members. At the Meeting, Ralph E. Springstead will retire as a member of the board, and the size of the board shall be reduced to nine persons. Finger Lakes Financial's bylaws provide that approximately one-third of the directors are to be elected annually. Directors of Finger Lakes Financial are generally elected to serve for a three year period or until their respective successors shall have been elected and shall qualify. The terms of the board of directors are classified so that approximately one-third of the directors are up for election in any one year. Three directors will be elected at the Meeting. The Board of Directors has nominated to serve as directors Michael J. Hanna, James E. Hunter and Ronald C. Long, each to serve for a three-year term.

     The table below sets forth certain information regarding the composition of Finger Lakes Financial's Board of Directors, including the terms of office of board members. Historical information relates to Savings Bank of the Finger Lakes and its mutual predecessor. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Meeting for the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.

                                                                                            Shares of
                                                                                          Common Stock
                                                                                          Beneficially
                                                                  Director   Current Term Owned on the   Percent
         Name                 Age           Positions Held        Since (1)    to Expire   Record Date  Of Class
         ----                 ---           --------------        ---------    ---------   -----------  --------
                                                    NOMINEES
Michael J. Hanna              54               Director             1994         2000                         %
James E. Hunter               64               Director             1990         2000                         *
Ronald C. Long                63               Director             1994         2000                         *

                                          DIRECTORS CONTINUING IN OFFICE

G. Thomas Bowers              56      President, Chief Executive    1995         2001                         *
                                         Officer and Chairman
Richard J. Harrison           54               Director             1997         2001                         *
Bernard G. Lynch              69               Director             1962         2001                         *
Arthur W. Pearce              57               Director             1998         2001                         *
Chris M. Hansen               64               Director             1983         2002                         *
Joan C. Rogers                66               Director             1993         2002                         *

----------------------
* Less than 1%.

     The principal occupations of each director and executive officer of Finger Lakes Financial during at least the past five years is set forth below.

     G. Thomas Bowers has served as the Company's President and Chief Executive Officer since July 1995. In 1998 Mr. Bowers was elected Chairman of the Board of Directors. He was President and Chief Executive Officer of Citizens Savings Bank, FSB, Ithaca, New York, from July 1992 until December 1994. Mr. Bowers was employed by Columbia Banking Savings and Loan Association, Rochester, New York, from 1987 until June 1992, serving as President and Chief Executive Officer from April 1991 until June 1992.

     Michael J. Hanna has served as Director of Athletics at Hobart and William Smith Colleges, Geneva, New York, since 1981.

     Chris M. Hansen is retired from the position as President of C.M. Hansen Farms, Inc., located in Hall, New York, which owns a citrus operation in LaBelle, Florida.

     Richard J. Harrison served as Executive Vice President and Director of Dominion Capital Corporation, Fairport, New York, since 1994. Mr. Harrison is President of Newwwdeal.com, an internet service company founded in 1999, as well as principal in Atlantic Associates, a consulting organization. He was also President of United Auto Finance, Inc., Fairport, New York, from 1994 to December 1998. Prior to 1994, Mr. Harrison was employed by Rochester Community Savings Bank, Rochester, New York, serving as President of its subsidiary, American Credit Services, Inc.

     James E. Hunter is a professor at Cornell University and the Director of the New York State Agricultural Experiment Station, Geneva, New York.

     Ronald C. Long is President of Long Milk Haulers, Inc., Penn Yan, New York, which owns and operates a milk hauling and trucking operation.

     Bernard G. Lynch is retired from his position as President of the Lynch Furniture Co., Inc., a retail furniture outlet with stores in Geneva and Auburn, New York, where he served full-time in the position until 1992.

     Arthur W. Pearce retired in July 1997 after over 20 years in mortgage banking. From December 1994 until July 1997 he was Senior Vice President, Community Banking, of M&T Bank, Ithaca, New York, and from December 1992 until December 1994 he was Executive President of Citizens Savings Bank, FSB, Ithaca, New York.

     Joan C. Rogers is retired from her position as Vice President of BJR Broadcasting, Seneca Falls, New York, where she served in such capacity for more than the past five years.

     Terry L. Hammond has served as the Company's Executive Vice President, Chief Financial Officer and Secretary since January 1, 1999. Prior to that, he served as Senior Vice President, Chief Financial Officer and Secretary since joining the Company in 1990. Prior to that, Mr. Hammond was employed by Monroe Savings Bank, Rochester, New York, in the same capacity.

     Thomas A. Mayfield serves as the Company's Senior Vice President and Senior Loan Officer. He joined the Company in that capacity in April 1996. For two years prior to that, Mr. Mayfield served in a similar capacity at Savannah Bank, N.A., Savannah, New York.

     Leslie J. Zornow has served as the Company's Senior Vice President, Retail Banking, since January 1, 1999. Prior to that, she served as Vice President, Branch Administration and Marketing from 1996 to 1998 and as Vice President, Human Resources and Marketing since joining the Company in 1995. Prior to that, Ms. Zornow was employed by Monroe County, New York, Department of Communications as Deputy Director.

--------------------------------------------------------------------------------
                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

     Regular meetings of the Board of Directors of Finger Lakes Financial are held on a monthly basis. The board of directors held a total of 14 meetings during the 1999 calendar year. During 1999, each director attended at least 75% of the total of such Board meetings and meetings of board committees on which he or she served.

     The board of directors has established various committees, which are described below.

     The Executive Committee generally has the power and authority to act on behalf of the board of directors between scheduled meetings of the board unless specific board of directors' action is required or unless otherwise restricted by Finger Lakes Financial's Charter or Bylaws or the board of directors. The Executive Committee also administers the investment policy adopted by the board of directors. During 1999, the Executive Committee met seven times. The current members of the Executive Committee are Mr. Bowers (Chairman) and Messrs. Hanna, Harrison, Hunter, Lynch and Pearce.

     The Audit/Community Reinvestment Act ("CRA") Committee reviews (i) reports from the internal audit department, (ii) the independent auditors' reports and the results of their examination, prior to review by and with the entire Board of Directors and (iii) the Office of Thrift Supervision, Federal Deposit Insurance Corporation and other regulatory reports, prior to review by and with the entire Board of Directors. The Audit/CRA Committee also meets periodically with Finger Lakes Financial's CRA Officer to review Finger Lakes Financial's CRA activities. During 1999, the Audit/CRA Committee met four times. The current members of the Audit/CRA Committee are Mr. Lynch (Chairman), Messrs. Long and Pearce and Mrs. Rogers.

     The Salary and Personnel Committee oversees the compensation programs provided to Finger Lakes Financial's management, including basic salaries, bonuses and benefit plans. It also administers the 1996 Stock Option Plan and the 1996 Management Recognition Plan. See "Executive Compensation" below. During 1999, the Salary and Personnel Committee met two times. The current members of the Salary and Personnel Committee are Messrs. Hansen, Harrison and Hunter.

     The Nominating Committee nominates persons to serve as directors of Finger Lakes Financial. During 1999, the Nominating Committee met one time. The current members of the Nominating Committee are Mr. Lynch (Chairman) and Messrs. Bowers and Hunter.

Directors' Compensation

     During 1999, Finger Lakes Financial paid directors' fees aggregating $106,350 to the non-employee members of the Board of Directors, consisting of
(i) attendance fees of $300 for each meeting of the Board of Directors attended and $200 for each meeting of a Board Committee attended, and (ii) a retainer of $2,000 per calendar quarter. Mr. Bowers who is the only employee director is paid no additional compensation for his services as a director.

     Directors who are not employees of Finger Lakes Financial are entitled to participate in the 1998 Restated Deferred Compensation Plan for Directors (the "Restated Plan"). The Restated Plan allows participating outside directors to defer up to 100% of their compensation from the Company into certain "hypothetical" investment options designated by the Salary and Personnel Committee, including common stock. The Restated Plan is unfunded and may require the Company to issue common stock to the participating directors at such time as the director has elected to receive a distribution, or upon the death of the participating director. Of the $106,350 in fees paid to non-employee directors in 1999, $65,500 was deferred in accordance with the Restated Plan.

Compensation Committee Interlocks and Insider Participation

     Finger Lakes Financial does not independently compensate its executive officers, directors, or employees. The Executive Compensation Committee of Savings Bank of the Finger Lakes retains the principal responsibility for the compensation of the officers, directors and employees of Savings Bank of the Finger Lakes . The Executive Compensation Committee consists of Directors ______. The Executive Compensation Committee reviews the benefits provided to Savings Bank of the Finger Lakes' officers and employees. During the year ended ______________ the Executive Compensation Committee met _____ time.

Report of the Salary and Personnel Committee

     The following report of the Salary and Personnel Committee required by the rules of the SEC to be included in this proxy statement/prospectus shall not be deemed incorporated by reference by any statement incorporating this proxy statement/prospectus by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that Finger Lakes Financial specifically incorporates this information by reference, and shall not otherwise be deemed filed under either such Act.

Executive Compensation Philosophy

     The fundamental compensation philosophy of the Board of Directors is that there should be a substantial and meaningful connection between executive compensation and shareholder value. Under the supervision of the Salary and Personnel Committee of the Board of Directors (the "Committee"), which is comprised of outside directors and which also administers the Recognition Plan and the Option Plan, Finger Lakes Financial has developed and implemented compensation policies, plans and programs designed to increase shareholder value by aligning closely the financial interests of Finger Lakes Financial's executive officers with those of its shareholders. In furtherance of these goals, annual base salaries are intended to serve as a portion of an executive's total achievable compensation. The Board of Directors believes that attracting and retaining executives of high quality is essential to Finger Lakes Financial's growth and success. The Board of Directors further believes that the long term success of Finger Lakes Financial is enhanced by a comprehensive compensation program that includes different types of incentives for motivating executives and rewarding outstanding service, including awards that link compensation to applicable measures of Finger Lakes Financial performance. Finger Lakes Financial relies to a large degree on annual and long-term incentive compensation to attract and retain executives of outstanding ability and to motivate them to perform to the full extent of their abilities. Both the annual and long-term components of the incentive compensation policy are closely tied to profitability and shareholder value. In years of outstanding achievement, executive officers are rewarded for their respective contributions to Finger Lakes Financial's success through a combination of cash and stock-based incentive awards. However, currently no shares of Common Stock remain available for future awards under the Recognition Plan, and only ______ shares remain available for future awards under the Option Plan.

Executive Officer Compensation

     Finger Lakes Financial's total compensation program for executive officers consists of both cash and stock-based compensation. The annual cash compensation consists of a base salary determined at the beginning of each calendar year and the awarding of incentive bonuses. The base salaries are fixed at levels that the Committee believes to be generally comparable to amounts paid to highly qualified senior executives at other similar banks and bank holding companies. Salaries are reviewed on an annual basis and may be increased at that time based on (i) the Committee's consensus that the individual's contribution to Finger Lakes Financial has increased and (ii) increases in competitive pay levels.

     In general, annual cash incentive bonuses for executives are intended to reflect Finger Lakes Financial's belief that management's contributions to improving shareholder return are related to earnings growth. Under the current employment agreement between Finger Lakes Financial and Mr. Bowers, an annual bonus may be paid to Mr. Bowers, and this decision rests in the sole discretion of the Board of Directors. In addition, Finger Lakes Financial has a written Formula Bonus Plan (the "Bonus Plan") that is designed to provide significant financial incentive to Finger Lakes Financial's executives and management personnel. Bonuses under the Bonus Plan are paid to Finger Lakes Financial's executives only if Finger Lakes Financial meets its annual financial goals. Bonuses range from 10% to 14% of annual salary if Finger Lakes Financial meets its financial goals, from 15% to 20% of annual salary if it exceeds its financial goals by at least ten percent, and from 21% to 26% of annual salary if it exceeds its financial goals by at least twenty percent. In 1998, all four of Finger Lakes Financial's current executive officers received bonuses that ranged from $______ to $_____.

     Long-term incentives have been provided through the grant of stock options under the Option Plan and contingent stock awards under the Recognition Plan. Under the Option Plan (see "Executive Compensation -- 1996 Stock Option Plan" above), the Committee has the authority to determine the individuals to whom stock options are granted, the terms on which option grants are made, and the term of and the number of shares subject to each option. Through the grant of stock options, the objective of aligning executive officers' long-range interests with increasing shareholder return are met by providing the executive officers with the opportunity to build a meaningful stake in Finger Lakes Financial. In granting stock options to Finger Lakes Financial's senior management, the Committee has reviewed and considered the individual awards, taking into account the respective scope of accountability, strategic and operational goals, and anticipated performance requirements and contributions of each option grantee.

     Under the Recognition Plan (see "Executive Compensation -- 1996 Management Recognition Plan" above), the Committee has the authority to award shares of Common Stock to officers and other key employees with a proprietary interest in Finger Lakes Financial. In making such awards, the Committee has considered all of the factors discussed, and has followed the procedure described, in the previous paragraph.

     However, currently no shares of Common Stock remain available for future awards under the Recognition Plan, and only ______ shares remain available for future awards under the Option Plan.

     Executive officers may also participate in Finger Lakes Financial's 401(k) Plan, which includes only employee contributions.

Chief Executive Officer Compensation

     The key performance measure used to determine Mr. Bowers' 1999 compensation was the Committee's assessment of his ability and dedication to provide the leadership and vision necessary to enhance the long-term value of Finger Lakes Financial.

     Pursuant to the terms of his employment agreement with Finger Lakes Financial (see "Executive Compensation--Employment Agreements" above), which was approved by the Board of Directors in 1995, Mr. Bowers' annual base salary is fixed, subject to increases by the Board of Directors in its sole discretion. For 1999, his salary amounted to $________. The Committee believes that Mr. Bowers' salary is fixed at a level which is comparable to the amounts paid to other chief executive officers with comparable qualifications, experience, responsibilities and proven results at other similar banks and bank holding companies.

     Consistent with Finger Lakes Financial's executive compensation philosophy, Mr. Bowers' total compensation package depends largely on annual and long-term incentive compensation. The annual incentive component is currently made up of the possibility of a cash bonus under the terms of his employment agreement, determined by the Board of Directors. The long-term incentive component has taken the form of stock options granted under the Option Plan and contingent stock awards granted under the Recognition Plan. Both the annual and long-term components of Mr. Bowers' incentive compensation are variable and closely tied to corporate performance in a manner that encourages dedication to building shareholder value.

     Mr. Bowers' short-term and long-term incentive compensation for 1999 included a cash bonus of $______ and a contingent stock award of ______ shares.

     In evaluating the performance and setting the compensation of Mr. Bowers as Finger Lakes Financial's Chief Executive Officer, the Committee has taken particular note of Finger Lakes Financial's success since he was hired in July 1995. Since 1995 year-end, total assets of Finger Lakes Financial have increased ___%, total loans have increased ___% and total deposits have increased ___%. Excluding a special charge in the fourth quarter of 1998, earning have increased by more than ___% in each of the last two years. In March 1998 Finger Lakes Financial paid its shareholders a 2-for-1 stock split in the form of a 100% stock dividend. Further, Finger Lakes Financial has opened three new branches since March 1996.

     In addition to leading Finger Lakes Financial to these financial achievements, Mr. Bowers has established a strong record in the areas of innovation and management efficiency, and has built a strong management team and aggressively pursued new areas for growth.


                         Salary and Personnel Committee:
                         Ralph E. Springstead, Chairman
                                 Chris M. Hansen
                               Richard J. Harrison
                                 James E. Hunter






Stock Performance Graph

     The following graph sets forth a comparison of the cumulative total shareholder return on the common stock since Finger Lakes Financial's public offering on November 11, 1994, based on the market price thereof and taking into account all cash and stock dividends paid through December 31, 1999, with the cumulative total return of the companies comprising the Nasdaq Composite Total Return Index (US) and the companies comprising the SNL MHC Thrift Index.

 [THE FOLLOWING TABLE WAS REPRESENTED AS A LINE CHART IN THE PRINTED MATERIAL.]


                                                                              Period Ending
                                             -----------------------------------------------------------------------------
Index                                        12/31/94      12/31/95     12/31/96      12/31/97     12/31/98      12/31/99
=========================================    =========     =========    =========     =========    =========     =========
Finger Lakes Financial Corp                  100.00        207.10       179.82        428.20       312.62        222.47
NASDAQ - Total US                            100.00        141.33       173.89        213.07       300.25        542.43
MHC Thrifts                                  100.00        158.14       204.59        458.17       314.54        279.77

--------------------------------------------------------------------------------
                             EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------


     Shown on the table below is information on the annual and long-term compensation for services rendered to Finger Lakes Financial in all capacities, for the years ended December 31, 1999, 1998 and 1997, paid by Finger Lakes Financial to its Chief Executive Officer and Executive Vice President. No other executive officer of the Company received salary and bonus in excess of $100,000 in 1999.


                                                     Annual Compensation                        Long-Term Compensation
                                         --------------------------------------------  -------------------------------------------
                                                                         Other          Restricted                   All Other
             Name and                                                   Annual             Stock        Option     Compensation
        Principal Position         Year  Salary($)(1)   Bonus($)  Compensation ($)(2)  Awards ($)(3) Grants(#)(4)       (5)
-------------------------------- ------- ------------   --------- -------------------  ------------- ------------- ---------------
G. Thomas Bowers, President        1999   $ 182,606     $ 20,947          $ 0               $     0             0        $   7,606
and Chief Executive Officer        1998     174,585       20,227            0                54,250             0           10,610
                                   1997     168,562            0            0               128,469             0           24,160
-------------------------------- ------- ------------   --------- -------------------  ------------- ------------- ---------------
Terry L. Hammond, Executive Vice   1999    $ 96,100      $ 8,610          $ 0               $     0             0        $   3,512
President and Chief Financial      1998      86,100        8,320            0                     0             0            6,693
Officer                            1997      83,203            0            0                35,750         8,600            7,776


(1) The amounts shown include cash compensation earned and paid during the year indicated as well as cash compensation deferred at the executives' election into the 401(k) Plan. The Company makes no contributions to the 401(k) Plan.

(2) Does not reflect the value of perquisites and other personal benefits because the aggregate amount of such compensation for any year did not exceed 10% of the executives' annual salary and bonus for that year.

(3) The amounts shown reflect restricted awards of common stock under the Company's 1996 Management Recognition Plan. See "Executive Compensation--1996 Management Recognition Plan" below. The amounts shown represent the aggregate market value of the shares awarded on the dates of the awards (for Mr. Bowers 2,800 shares awarded in 1998; 9,500 shares awarded in 1997 and for Mr. Hammond 3,000 shares awarded in 1997). The awards vest and the shares are paid out over periods ranging from three to five years, each commencing one year from the respective award date. The total number and dollar value of shares credited to Mr. Bowers' award account at 1999 year-end, based on the market value of the common stock on December 31, 1999 ($8.00 per share) was 13,946 shares ($111,568). Mr.
     Hammond's total number of shares and dollar value at 1999 year end was 5,720 shares and $45,763. Dividends are payable on such shares at the same rate as dividends are paid on other shares of common stock.

(4)  See "Executive Compensation--1996 Stock Option Plan" below.

(5) The amounts shown reflect: (i) the aggregate market value, on the date of allocation, of shares of common stock allocated during the referenced year to Mr. Bowers' account under the ESOP ($4,376 at December 31, 1999; $7,481 at December 31, 1998; $23,066 at December 31, 1997 (see "Executive Compensation--Employee Stock Ownership Plan" below); and (ii) the compensatory value ($3,230 in 1999; $3,129 in 1998; $1,094 in 1997) of life insurance premiums paid by Finger Lakes Financial on Mr. Bowers' behalf. The amounts shown for Mr. Hammond reflect the aggregate market value, on the date of allocation of shares of common stock allocated during the referenced year to Mr. Hammond's account under the ESOP.

Employment Agreements

     During 1999, Mr. Bowers was compensated for his services as President, chief Executive Officer and a director of Finger Lakes Financial pursuant to an employment agreement with Finger Lakes Financial dated January 26, 1995 (the "Employment Agreement"). The Employment Agreement provides for an annual base salary, subject to increases in the sole discretion of Finger Lakes Financial, and customary fringe benefits. As an annual incentive, the Employment agreements also provides for the payment, in the sole discretion of the Board of Directors, of an annual bonus. In 1999, Mr. Bowers received a bonus of $20,947.

     The Employment Agreement may be terminated by either Mr. Bowers or Finger Lakes Financial at any time upon ten days' notice. However, if Finger Lakes Financial terminated the Employment Agreement without cause or fails to comply with any material provision thereof, or if Mr. Bowers terminates the Employment

Agreement for good reason, Mr. Bowers will be entitled to severance pay amounting to 2.99 times the average annual compensation paid him during the last five years of his employment by Finger Lakes Financial. In addition, Mr. Bowers may continue to participate in employee benefit plans of Finger Lakes Financial (other than retirement and stock compensation plans) for three years following his termination.

     Pursuant to the Employment Agreement, Mr. Bowers is also the beneficiary of a non-qualified, unfunded Supplemental Retirement Agreement with Finger Lakes Financial dated February 28, 1995 and amended June 22, 1998 (the "Retirement Agreement"), which provides that, upon his reaching age 62, Finger Lakes Financial will pay Mr. Bowers or his surviving spouse $30,000 per year for 20 years (or, upon their earlier deaths, a lump sum payment to their estates), subject to a downward adjustment equal to 6% of the total cash value in all policies subject to any split dollar agreement in effect as of Mr. Bower's 62nd birthday. Such payments will be provided in part by premiums paid under an insurance policy on Mr. Bower's life maintained for Finger Lakes Financial's benefit. The Retirement Agreement vests at the rate of 20% per year on June 30 of each year. The Retirement Agreements is currently 80% vested, and would pay Mr. Bowers, were his employment to terminate currently, $24,000 per year upon his reaching age 62.

--------------------------------------------------------------------------------
                                    BENEFITS
--------------------------------------------------------------------------------

1996 Management Recognition Plan

     The objective of Finger Lakes Financial's 1996 Management Recognition Plan (the "Recognition Plan") is to enable Finger Lakes Financial to provide certain of its officers and other employees with a proprietary interest in Finger Lakes Financial, through restricted stock awards which vest at subsequent dates, as compensation for their contributions to Finger Lakes Financial as well as an incentive to make such contributions in the future by continuing their employment with Finger Lakes Financial. The Recognition Plan has been funded with 47,200 shares of common stock (purchased on the open market in 1996 with funds provided by Finger Lakes Financial), which are held by a third-party trustee until they are awarded, and thereafter vested and distributed, to recipient employees in accordance with the terms of the Recognition Plan.

     The Recognition Plan is administered by the Salary and Personnel Committee of the Board of Directors (the "Committee"), which consists solely of disinterested directors. The Committee determines, among other things, the employees who are to receive restricted stock awards under the Recognition Plan, the number of shares covered by each award, and the vesting schedule by which awarded shares vest and are paid out by the trustee to each recipient. Under the terms of the Recognition Plan, the trustee is authorized to vote, in its discretion, all Recognition Plan shares which have not yet vested. Dividends are payable on awarded shares, for the benefit of the respective recipients, at the same rate as dividends are paid on other shares of common stock. The Recognition Plan also contains customary anti-dilution provisions. The Board of Directors of Finger Lakes Financial can terminate the Recognition Plan at any time.

     If an award recipient's employment with Finger Lakes Financial lis terminated by reason of his or her death, disability or retirement, or in the event of a change in control of Finger Lakes Financial, all shares subject to the award become immediately vested and payable to the recipient. However, upon any other termination of an award recipient's employment, all rights to shares not yet vested are forfeited.

     At December 31, 1999, an aggregate of 47,200 shares of common stock has been awarded under the Recognition Plan to an aggregate of ten employees, including the Chief Executive Officer and Finger Lakes Financial's three other current executive officers. Shares awarded under the Recognition Plan vest over periods ranging from three to five years, each commencing one year from the respective award date.

     1996 Stock Option Plan

     Finger Lakes Financial's 1996 Stock Option Plan (the "Option Plan") is designated to improve the growth and profitability of Finger Lakes Financial by providing its employees with a proprietary interest in Finger Lakes Financial as an incentive to contribute to the success of Finger Lakes Financial and to reward employees for outstanding performance. The Option Plan is intended to be qualified under
Section 422 of the Internal Revenue Code of 1986, as amended, and provides for the grant of incentive stock options, non-statutory stock options and stock appreciation rights. An aggregate of 118,000 shares of common stock are available for option grants under the Option Plan. The Option Plan terminates in 2006.

     The Option Plan is administered by the Committee, which determines, among other things, the employees who are to receive options under the Option Plan, the types of options to be granted and the number of shares covered by each option. The exercise price of each option must be at least equal to the market value of the common stock on the option grant date (or 110% of such market value in the case of an inventive stock option granted to a holder of 10% or more of the outstanding common stock).

     Options vest and become exercisable at the rate of 20% per year, commencing one year from the option grant date. Options are only exercisable upon vesting and until the earlier of ten years after the option grant date (or five years after the option grant date in the case of an incentive stock option granted to a holder of 10% or more of the outstanding common stock) or three months after termination of the optioned's employment with Finger Lakes Financial. However, if an optionee's employment is terminated due to death, disability or retirement, or in the event of a change in control Finger Lakes Financial, the optioned or his or her estate has one year following termination in which to exercise an otherwise exercisable option. Options are non-transferable except by will or the laws of descent and distribution. The Option Plan also contains customary anti-dilution provision.

     Under the Option Plan, the Committee is also authorized to grant stock appreciation rights, under which an optioned may surrender an exercisable option in return for payment by Finger Lakes Financial of cash or common stock in an amount equal to the excess of the then-current market value of the common stock over the exercise price of the surrendered option.

     At December 31, 1999, options to purchase an aggregate of 110,000 shares of common stock, at prices ranging from $6.75 to $14.50 per share, were outstanding and held by an aggregate of 11 employees, including the Chief Executive Officer and the three other current executive officers.

     Shown below is information with respect to the total unexercised options to purchase common stock held by the Chief Executive Officer at December 31, 1999. No options were granted to or exercised by the Chief Executive Officer during 1999.

         Aggregated Option Exercises in 1999 and Year-End Option Values

                                                                                        Value of All Unexercised
                                                             Unexercised Option Held     In-the-Money Options at
                                                                 at Year End(#)              Year End($)(1)
                              Shares Acquired    Value
            Name              on Exercise(#)   Realized($)  Exercisable  Unexercisable  Exercisable  Unexercisable
            ----              --------------   -----------  -----------  -------------  -----------  -------------

G. Thomas Bowers                     0             0          17,700       11,800           None         None
Terry L. Hammond                     0             0          12,320        9,880           2,700        1,800


----------
(1) Expressed as the excess of the per share market value of the common stock at December 31, 1999 ($8.00) over the per share exercise price of the options ($8.00).


Employee Stock Ownership Plan ("ESOP")

     The purpose of the ESOP is to recognize and reward the contributions made to Finger Lakes Financial by its employees. Employees who have at least one year of credited service with Finger Lakes Financial (including Finger Lakes Financial and Savings Bank of the Finger Lakes in its forms prior to the reorganization) and who have attained age 21 are eligible to participate in the ESOP.

     The ESOP borrowed funds in 1994 from a third-party lender in order to fund the purchase of 94,396 shares of common stock. Subsequent to the 1998 reorganization, the third-party loan was repaid with the proceeds of a loan from Finger Lakes Financial. The loan to the ESOP, which bears interest at a fixed rate of 7.75% per annum, will be repaid principally from Finger Lakes Financial's contributions to the ESOP over ten years. Finger Lakes Financial may, in any years, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock (which may be newly issued or acquired by the purchase of outstanding shares). Such purchases, if made, may be funded through additional borrowing by the ESOP or additional contributions from Finger Lakes Financial. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

     The shares purchased by the ESOP with the proceeds of the loan are held in a suspense account and released on a pro rate basis as debt service payments are made. Discretionary contributions to the ESOP, and the release of shares from the suspense account, are allocated among participants on the basis of compensation. Forfeitures are reallocated among remaining participants and may reduce any amount Finger Lakes Financial might otherwise have contributed to the ESOP. Allocations may be paid out to a participant, either in shares of common stock or in cash, upon retirement, early retirement or separation from service. Finger Lake Financial's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated. Recipients of shares paid out under the ESOP must give Finger Lakes Financial a right of first refusal when selling the shares so acquired.

     The trustees under the ESOP must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and unallocated shares, as well as allocated shares for which employees do not give instructions, must be voted in the same ratio as the shares for which instructions are given. The ESOP is subject to the Employee Retirement Income Security Act of 1974, as amended, as well as the regulations of the Internal Revenue Service as the Department of Labor.

--------------------------------------------------------------------------------
                    TRANSACTIONS WITH CERTAIN RELATED PERSONS
--------------------------------------------------------------------------------

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of Savings Bank of the Finger Lakes' capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

--------------------------------------------------------------------------------
              PROPOSAL II--RATIFICATION OF APPOINTMENT OF AUDITORS
--------------------------------------------------------------------------------

     The Board of Directors of Finger Lakes Financial has approved the engagement of KMPG LLP to be Finger Lakes Financial's auditors for the 2000 fiscal year, subject to the ratification of the engagement by Finger Lakes Financial's stockholders. At the Meeting, stockholders will consider and vote on the ratification of the engagement of KPMG LLP for Finger Lakes Financial's fiscal year ending December 31, 2000. A representative of KPMG LLP is expected to attend the Meeting to respond to appropriate questions and to make a statement if he so desires.

     In order to ratify the selection of KPMG LLP as the auditors for the 2000 fiscal year, the proposal must receive at least a majority of the votes cast, either in person or by proxy, in favor of such ratification. The Board of Directors recommends a vote "FOR" the ratification of KPMG LLP as auditors for the 2000 fiscal year.

--------------------------------------------------------------------------------
       PROPOSAL III--APPROVAL OF THE PLAN OF CONVERSION AND REORGANIZATION
--------------------------------------------------------------------------------

     This proxy statement/prospectus includes the prospectus that describes the conversion. Please carefully read the prospectus prior to voting on the proposal to be presented at the Meeting.

                        DISSENTERS' AND APPRAISAL RIGHTS

     Under OTS regulations, Finger Lakes Financial's stockholders will not have dissenters' rights or appraisal rights in connection with the exchange of their common stock for shares of common stock of Finger Lakes Bancorp.

                                  OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Meeting other than the matters described in the proxy statement/prospectus. However, if any matters should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

     The Plan sets forth the terms, conditions and provisions of the proposed Conversion. The proposed Certificate of Incorporation and Bylaws of Finger Lakes Financial are exhibits to the Plan. The Order Form is the means by which an order for the subscription and purchase of shares is placed. If you would like to receive an additional copy of the prospectus, or a copy of the Plan and the Certificate of Incorporation and Bylaws of Finger Lakes Financial, you must request such materials in writing, addressed to Finger Lakes Financial's secretary at the address given above. Such requests must be received by Finger Lakes Financial no later than ______, 2000 Requesting such materials does not obligate you to purchase shares. If Finger Lakes Financial does not receive your request by such date, you will not be entitled to have such materials mailed to you.

     To the extent necessary to permit approval of the Plan, proxies may be solicited by officers, directors or regular employees of Finger Lakes Financial and/or Savings Bank of the Finger Lakes , in person, by telephone or through other forms of communication and, if necessary, the Special Meeting may be adjourned to a later date. Such persons will be reimbursed by Finger Lakes Financial and/or Savings Bank of the Finger Lakes for their reasonable out-of-pocket expenses, including, but not limited to, de minimis telephone and postage expenses incurred in connection with such solicitation. Finger Lakes Financial and/or Savings Bank of the Finger Lakes have not retained a proxy solicitation firm to provide advisory services in connection with the solicitation of proxies, although Friedman, Billings, Ramsey & Co., Inc. ("FBR"), the broker-dealers retained to assist in the marketing of Finger Lakes Bancorp, Inc.'s Common Stock, have also agreed to assist in the proxy solicitations. FBR will receive compensation for their services as described herein in "The Conversion--Plan of Distribution and Selling Commissions."

YOUR VOTE IS IMPORTANT! THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PLAN.

THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUBSCRIPTION SHARES. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

--------------------------------------------------------------------------------
                              STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

     In the event that the conversion is not completed, Finger Lakes Financial will hold an annual meeting next year. In order to be eligible for inclusion in Finger Lakes Financial's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at Finger Lakes Financial's executive office, 470 Exchange Street, Geneva, New York 14456, no later than ______, 2001. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

     The Bylaws of Finger Lakes Financial provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of Finger Lakes Financial not less than ninety (90) days before the date fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made, notice by the stockholder to be timely must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the stockholder's name, record address, and number of shares owned by the stockholder, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in the paragraph shall be deemed to require Finger Lakes Financial to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements or inclusion established by the SEC in effect at the time such proposal is received.

     Assuming the conversion is completed, the date on which the Annual Meeting of Stockholders of Finger Lakes Financial is expected to be held is _______, 2001. Accordingly, advance written notice of business or nominations to the Board of Directors to be brought before the 2000 Annual Meeting of Stockholders must be given to Finger Lakes Financial no later than ______, 2000.

--------------------------------------------------------------------------------
                                  MISCELLANEOUS
--------------------------------------------------------------------------------

     The Board of Directors is not aware of any business to come before the Meeting other than the matters described above in the proxy statement/propectus. However, if any matters should properly come before the Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Meeting, as to which they shall act in accordance with their best judgment.

     The cost of solicitation of proxies will be borne by Finger Lakes Financial. Finger Lakes Financial will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of Savings Bank of the Finger Lakes may solicit proxies personally or by telegraph or telephone without additional compensation.

     A copy of the Finger Lakes Financial's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 will be furnished without charge to stockholders as of the record date upon written request to the Secretary, Finger Lakes Financial Corp., 470 Exchange Street, Geneva, New York 14456.

                       BY ORDER OF THE BOARD OF DIRECTORS


                                                     Terry L. Hammond
Geneva, New York                                     Secretary
_________, 2000

                                 REVOCABLE PROXY

                          FINGER LAKES FINANCIAL CORP.
                         SPECIAL MEETING OF STOCKHOLDERS
                                  ______, 2000

     The undersigned hereby appoints the full Board of Directors, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of Finger Lakes Bancorp which the undersigned is entitled to vote at a Special Meeting of Stockholders, in lieu of an annual meeting ("Meeting") to be held at _________________, at _____ __.m. (local time) on ______, 2000. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:


                                                           VOTE
                                               FOR       WITHHELD
                                               ---       --------
1.   The election as directors of all          |_|          |_|
     nominees listed below (except as
     marked to the contrary below)

     Michael J. Hanna
     James E. Hunter
     Ronald C. Long

     INSTRUCTION: To withhold your vote
     for one or more nominees, write the
     name of the nominee(s) on the lines
     below.


     ________________________________


     ________________________________



                                               FOR       AGAINST      ABSTAIN
                                               ---       -------      -------

2.   The ratification of the appointment       |_|          |_|         |_|
     of KPMG LLP as auditors for the
     fiscal year ending December 31,
     2000.



                                               FOR       AGAINST
                                               ---       -------
3.   Approval of a plan of conversion          |_|          |_|
     and reorganization (the "Plan") and
     transactions incident to the Plan,
     pursuant to which (i) Savings Bank
     of the Finger Lakes will establish
     Finger Lakes Bancorp, Inc. as a
     first-tier Delaware chartered
     corporation subsidiary; (ii) Finger
     Lakes Bancorp will charter an
     interim federal association
     ("Interim"); (iii) Finger Lakes
     Financial Corporation, MHC will
     merge with and into Finger Lakes
     Financial, shares of the common
     stock of Finger Lakes Financial
     ("common stock") held by Finger
     Lakes Financial Corp., MHC will be
     canceled and certain depositors of
     Savings Bank of the Finger Lakes
     will receive an interest in a
     liquidation account of Finger Lakes
     Financial in exchange for such
     depositors' interest in Finger
     Lakes Financial Corp., MHC ; (iv)
     Finger Lakes Financial will convert
     into an interim federal savings
     association which will merge with
     and into Savings Bank of the Finger
     Lakes (the "mid-tier merger") with
     Savings Bank of the Finger Lakes as
     the
     resulting entity and stockholders
     of Finger Lakes Financial other
     than Finger Lakes Financial Corp.,
     MHC ("minority stockholders") will
     constructively receive shares of
     Savings Bank of the Finger Lakes 's
     common stock in exchange for their
     common stock and certain depositors
     will receive an interest in a
     liquidation account of Savings Bank
     of the Finger Lakes in exchange for
     such depositors' interest in Finger
     Lakes Financial; (v)
     contemporaneously with the mid-tier
     merger, Interim will merge with and
     into Savings Bank of the Finger
     Lakes with Savings Bank of the
     Finger Lakes as the surviving
     entity (the "bank merger") and
     minority stockholders will exchange
     the shares of Savings Bank of the
     Finger Lakes 's common stock that
     they constructively received in the
     mid-tier merger for Finger Lakes
     Bancorp's common stock pursuant to
     an "Exchange Ratio;" and (vi)
     contemporaneously with the bank
     merger, Finger Lakes Bancorp will
     offer for sale shares of common
     stock in a subscription offering.



The Board of Directors recommends a vote "FOR" each of the listed proposals.


--------------------------------------------------------------------------------
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING
--------------------------------------------------------------------------------

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of Finger Lakes Financial Corp. at the Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of Finger Lakes Financial Corp. at the address set forth on the Notice of Special Meeting of Stockholders, or by the filing of a later proxy statement/prospectus prior to a vote being taken on a particular proposal at the Meeting.

     The undersigned acknowledges receipt from Finger Lakes Bancorp prior to the execution of this proxy of a Notice of the Meeting and a proxy statement/prospectus dated March ___, 2000.


Dated: _________________, 2000                  |_|
       Check Box if You Plan
       to Attend Meeting


_______________________________                 ________________________________
PRINT NAME OF STOCKHOLDER                       PRINT NAME OF STOCKHOLDER


_______________________________                 ________________________________
SIGNATURE OF STOCKHOLDER                        SIGNATURE OF STOCKHOLDER


Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.


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           Please complete and date this proxy and return it promptly in the enclosed postage-prepaid envelope.
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